POWER OF ATTORNEY

 I, Charles R. Williamson, hereby appoint and constitute Janice M. D'Amato and David C. Anderson, acting individually, my true and lawful attorney-in-fact with full power to sign and submit for me and in my name an Initial Statement of Beneficial Ownership of Securities issued by PACCAR Inc on Form 3, and a Statement of Changes in Beneficial Ownership of Securities issued by PACCAR Inc on Form 4 and Form 5, all to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, together with any and all amendments thereto.  This power of attorney shall remain in effect until terminated by the undersigned in writing.

 IN WITNESS WHEREOF, the undersigned has executed this power of attorney this 1st day of June, 2010.

 /Charles R. Williamson/

 Charles R. Williamson